UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Miller Industries, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

On April 14, 2022, Miller Industries, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2022 annual meeting of shareholders scheduled to be held on May 27, 2022 (the “Annual Meeting”). The Company commenced its Annual Meeting at 9:00 am ET on Friday, May 27, 2022, and then adjourned the meeting until it reconvenes at 9:00 am ET on September 23, 2022, at the same location as the adjourned meeting, The Hilton Garden Inn Hotel, 879 College Drive, Dalton, Georgia 30720 (the “Reconvened Meeting”). As of May 27, 2022, each of the director nominees had received more votes cast for such nominee than votes cast against such nominee, with approximately 82.74% of the total votes having been cast.

At the Reconvened Meeting it is expected that the shareholders will consider the same matters reflected in the Proxy Statement that was originally mailed to shareholders of record at the close of business on April 5, 2022 in connection with the Annual Meeting and that the shareholders of record as of April 5, 2022 will be entitled to vote.

Subsequent to the time of the mailing of the Proxy Statement, the Company became aware that its implementation of a majority voting standard for the election of directors was ineffective because the Tennessee Business Corporation Act provides that, unless otherwise provided in a company’s charter, directors of corporations incorporated in Tennessee are to be elected by a plurality of the votes cast by the shares entitled to vote, and not by a majority voting standard under which, in order to be elected, each director nominee must receive a greater number of votes cast “for” such director nominee than votes cast “against” such director nominee. The Company believed it implemented the majority voting standard by amendment of its By-laws without amending its Charter. The Charter does not address voting standards for directors. Thus the implementation of the majority voting standard was overridden by the Tennessee Business Corporation Act, resulting in the plurality voting standard being applicable.

The Company intends to mail to its shareholders in advance of the Reconvened Meeting an amendment to the Proxy Statement reflecting the plurality voting procedure for the election of directors, together with a new proxy card reflecting these voting procedures. The Company intends to solicit proxies from shareholders for use at the Reconvened Meeting using this revised voting procedure for director elections and the revised proxy card.

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